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                                                                EXHIBIT 10.2


                             STOCKHOLDERS AGREEMENT


                 This STOCKHOLDERS AGREEMENT ("Agreement"), dated as ofJune 16, 1999, is by and among MCII Holdings (USA), Inc., a Delaware corporation (the "Company"), Joseph Littlejohn & Levy Fund III, L.P. ("JLL"), CIBC WG Argosy Merchant Fund 2, L.L.C., ("CIBC Argosy"), Co-Investment Merchant Fund 3, LLC ("CMF" and, together with CIBC Argosy, "CIBC"), Consorcio G Grupo Dina, S.A. de C.V., a corporation organized under the laws of the United Mexican States ("Dina"), and Mr. Rafael Gomez Flores (JLL, Dina, CIBC Argosy, CMF and Mr. Rafael Gomez Flores being referred to herein as a "Stockholder" and collectively being referred to herein as the "Stockholders").


                               W I T N E S S E T H

                  WHEREAS, pursuant to the Investment Agreement (the "Investment Agreement") dated as of June 11, 1999, by and among JLL, CIBC and Dina, JLL and CIBC, collectively acquired, among other things, an aggregate of 610,000 shares of voting common stock, par value $0.01 per share (the "Voting Common Stock") of the Company and convertible non-voting common stock, par value $0.01 per shares (the "Non-Voting Common Stock" and, together with the Voting Common Stock, the "Common Stock") of the Company (collectively, the "Investment") and, simultaneously therewith, the Company repurchased from Dina 610,000 shares of Voting Common Stock in exchange for cash and certain other consideration (capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Investment Agreement);

                  WHEREAS, upon consummation of the Investment, JLL and CIBC collectively will own approximately 61% of the outstanding Common Stock and Dina will own approximately 39% of the outstanding Common Stock, in each case, without giving effect to the adoption of the Stock Option Plan or the issuance of the Warrants; and

                  WHEREAS, in connection with the transactions contemplated by the Investment Agreement, the Company and each Stockholder desire to enter into this Agreement to memorialize certain agreements of the Stockholders as to the corporate governance of the Company, all in accordance with the terms and conditions set forth herein.

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound, the parties agree as follows:


                                    ARTICLE I

                               CERTAIN DEFINITIONS

                  For purposes of this Agreement, the following terms shall have the following meanings:

                  (a) The term "APPLICABLE PERCENTAGE" shall mean, with respect to any Stockholder, at the time of any issuance and sale of Common Stock by the Company, a number equal to the quotient of (i) the total number of shares of Common Stock held by such Stockholder immediately prior to such issuance and sale, divided by (ii) the aggregate number of shares of Common Stock outstanding immediately prior to such issuance and sale.

                  (b) The term "COMMISSION" shall mean the United States Securities and Exchange Commission or any successor agency.

                  (c) The term "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  (d) The term "INITIAL PUBLIC OFFERING" shall mean the first Public Offering (as hereinafter defined) of shares of Common Stock.

                  (e) The term "PERMITTED TRANSFEREE" shall mean, with respect to each Stockholder bound by the terms of this Agreement, (i) any other Stockholder; (ii) any descendant, Affiliate or Associate (each, as defined in Rule 405 of the Securities Act (as hereinafter defined)) of such Stockholder or any Permitted Transferee of such Affiliate; (iii) the Company; (iv) in the event of the dissolution, liquidation or winding up of any such Stockholder that is a corporation or a partnership, the partners of a partnership that is such Stockholder, the stockholders of a corporation that is such Stockholder or a successor partnership all of the partners of which or a successor corporation all of the stockholders of which are the Persons (as hereinafter defined) who were the partners of such partnership or the stockholders of such corporation immediately prior to the dissolution, liquidation or winding up of such Stockholder; (v) a transferee by testamentary or intestate disposition; (vi) a transferee by INTER VIVOS transfer to the transferring Person's spouse, children and/or other lineal descendants; (vii) a trust transferee by INTER VIVOS transfer, the beneficiaries of which are the transferring Person, spouse, children and/or other lineal descendants; or (viii) a successor nominee or trustee for the beneficial owner of the Shares


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(as hereinafter defined) for which such Person acts as nominee or trustee, as the case may be.

                  (f) The term "PERSON" shall mean any individual, firm, corporation, partnership, limited liability company or other entity, and shall include any successor (by merger or otherwise) of such entity.

                  (g) The term "PUBLIC OFFERING" shall mean a public offering of equity securities of the Company pursuant to an effective registration statement under the Securities Act.

                  (h) The term "REGISTRABLE SECURITIES" shall mean (i) the Shares and (ii) additional shares of Common Stock acquired by one or more Stockholders after the date hereof. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) a registration statement registering such securities under the Securities Act has been declared effective and such securities have been sold or otherwise transferred by the holder thereof pursuant to such effective registration statement, (ii) such securities are sold in accordance with Rule 144 (or any successor provision) promulgated under the Securities Act or (iii) such securities are transferred under circumstances in which any legend borne by the certificates for such securities relating to restrictions on transferability thereof, under the Securities Act or otherwise, is removed by the Company.

                  (i) The term "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  (j) The term "SHARES" shall mean the shares of Common Stock owned by each Stockholder on the date hereof, as set forth opposite each Stockholder's name on Annex I hereto, and all shares of Common Stock acquired by any Stockholder after the date of this Agreement.

                  (k) The term "TRANSFER" shall mean any voluntary or involuntary attempt to, directly or indirectly through the transfer of interests in controlled Affiliates or otherwise, offer, sell, assign, transfer, grant a participation in, pledge or otherwise dispose of any Shares, or the consummation of any such transactions, or the soliciting of any offers to purchase or otherwise acquire, or taking a pledge of, any of the Shares; PROVIDED, HOWEVER, that the transfer of an interest in any of the Stockholders shall not be deemed to be a transfer.


                                   ARTICLE II

                    REPRESENTATIONS, WARRANTIES AND COVENANTS


                                       3

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                 Section 1.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The
Company represents and warrants to each Stockholder as follows:

                 (1) CORPORATE AUTHORITY. The Company has full corporate power and authority to execute, deliver and perform this Agreement;

                 (2) DUE AUTHORIZATION. This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms;

                 (3) NO CONFLICT. The execution, delivery and performance of this Agreement by the Company do not violate or conflict with or constitute a default under (i) the Company's certificate of incorporation or by-laws, (ii) any judgment, order or decree or statute, law, ordinance, rule or regulation of any governmental entity applicable to the Company or (iii) any material agreement to which the Company is a party or by which it or its property is bound;

                 (4) REGISTRATION RIGHTS. Except as provided herein, no other party is entitled to any registration or similar right with respect to any securities of the Company; and

                 (5) VOTING AGREEMENTS. Except as set forth herein, the Company is not aware of any voting trust, voting agreement or arrangement with respect to any of its voting securities.

                 Section 1.2 REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS. Each Stockholder individually represents and warrants to each other Stockholder and the Company as follows:

                 (1) AUTHORITY. Such Stockholder has full power, capacity and authority to execute, deliver and perform this Agreement;

                 (2) DUE AUTHORIZATION. This Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms; and (1)

                 (3) NO CONFLICT. The execution, delivery and performance of this Agreement by such Stockholder do not violate or conflict with or constitute a default under (i) such Stockholder's organizational documents, (ii) any judgment, order or decree or statute, law, ordinance, rule or regulation of any governmental entity applicable to such Stockholder or (iii) any material agreement to which such Stockholder is a party or by which it or its property is bound.


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                 Section 1.3 COVENANTS OF THE COMPANY. The Company covenants to each Stockholder that it will afford to each Stockholder and its respective officers, employees, financial advisors, legal counsel, accountants, consultants and other representatives (except to the extent not permitted under applicable law as advised by counsel to the Company and except as may be limited by any confidentiality obligations contained in any contract with a third party) reasonable access during normal business hours during the term of this Agreement to all of its books and records and its properties and facilities and, during such period, shall furnish promptly to each Stockholder periodic financial and other information provided to the Board. The Company further covenants to promptly provide to each Stockholder, copies of all monthly, quarterly and annual financial information prepared for any directors, creditors or stockholders of the Company. Unless otherwise required by law, each Stockholder agrees that it shall (a) hold in confidence all non-public information so acquired and (b) not use any such information as the basis for any market transaction in the securities of the Company unless and until such information is made generally available to the public.


                                   ARTICLE III

                               BOARD OF DIRECTORS

                 Section 1.4 COMPOSITION.

                 (1) MEMBERS. During the term of this Agreement and unless otherwise agreed by the holders of 66 2/3% of the shares of Common Stock outstanding as of the date hereof, each party hereto shall use its best efforts to cause the Board to consist of seven members, of which: (i) four members shall be designees of JLL (the "JLL Designees"), who shall initially be Messrs. Paul Levy, Jeffrey Lightcap, Frank Rodriguez and David Ying, and (ii) three members shall be designees of Dina and shall include the Chief Executive Officer of the Company (the "Dina Designees"), who shall initially be Messrs. Rafael Gomez Flores, Gamaliel Garcia Cortes and James Bernacchi, the current Chief Executive Officer of the Company. Any successor JLL Designee must be reasonably acceptable to Dina and any successor Dina Designee must be reasonably acceptable to JLL. For so long as Mr. Gomez Flores serves as a director of the Company, he shall also serve as the Chairman of the Board.

                 (2) REMOVAL. No Stockholder shall take any action to cause the removal of any director designated by any other Stockholder other than "for cause."


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                 (3) VACANCIES. If at any time a vacancy is created on the Board by reason of the death, removal or resignation of any director who was nominated and elected as a director pursuant to Section 3.01(a) above or this Section 3.01(c), the Stockholders shall, as soon as practicable, cause their designees on the Board, to the extent not inconsistent with their fiduciary duties under applicable law, to elect the individual designated to fill such vacancy or vacancies by JLL or Dina, as the case may be, to fill such vacancy for the unexpired term of the director whom such individual is replacing.

                 (a) DECREASE IN SHARES HELD. Notwithstanding anything to the contrary in this Section 3.01, in the event that JLL, on the one hand, and Dina, on the other hand, shall, together with their Affiliates or Associates (as such terms are defined in Rule 405 of the Securities Act), cease to own at least 30% of the Shares owned by JLL or Dina, as the case may be, on the date hereof, then JLL or Dina, as the case may be, shall no longer have any right pursuant to this
Section 3.01 to designate any nominees for election to the Board.

                 (4) VOTING AGREEMENT.

                     (1) Each Stockholder agrees that, during the term of this Agreement, (A) it will be present, in person or represented by proxy, at all stockholder meetings of the Company for the election of directors, so that all shares of Voting Common Stock beneficially owned by it shall be counted for the purpose of determining the presence of a quorum for the election of directors at such meetings, and
                 (B) it shall vote, or act by consent with respect to, all shares of Voting Common Stock beneficially owned by it for the election of the nominees for the Board nominated by the Board so long as such nominees consist of individuals meeting the requirements of this Section 3.01.

                     (2) Except as specifically set forth in this
                 Section 3.01(e), each Stockholder shall be entitled to vote its Shares on all other matters as it deems fit. (1)

                 Section 1.5 SUPERMAJORITY VOTE REQUIREMENT. JLL and Dina agree to cause the JLL Designees or the Dina Designees, as the case may be, not to take or permit the Company to take any of the actions set forth below without the affirmative vote of at least six (6) members of the Board:

                 (a) increase the number of members constituting the Board to greater than seven (7);


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                 (b)      incur any indebtedness in excess of $48.3 million, in
connection with (i) any extraordinary expansion of the Business, or (ii) the development of a new line of Business;

                 (c)      amend or modify any provision of this Agreement;

                 (d) amend or modify the Amended and Restated Certificate of Incorporation, other than to amend Article IV thereof to increase the authorized shares of capital stock as contemplated by Article VI of this Agreement (which amendment will only require the affirmative vote of a majority of the members of the Board);

                 (e)      amend the By-Laws of the Company;

                 (f) appoint or remove any executive officer of the Company (as defined in Rule 405 promulgated under the Securities Act) or make any determination with respect to the compensation payable to such senior executive officer, PROVIDED, HOWEVER, that, such restrictions shall not be applicable to the appointment or removal of or the compensation payable to the Chief Executive Officer or Chief Financial Officer of the Company, which shall require approval by the affirmative vote of only a majority of the members of the Board;

                 (g)      approve or modify the annual budget of the Company;

                 (h) approve any capital expenditures in excess of $10 million per annum;

                 (i) declare or pay, directly or indirectly, any dividend or distribution, whether in cash, property or securities or a combination thereof, other than any dividend or distribution declared or paid with the proceeds of indebtedness or the issuance of securities;

                 (j) approve any transactions with JLL, Dina, or Mr. Rafael Gomez Flores or any of their respective affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act);

                 (k)      amend or modify the Stock Option Plan; or

                 (l) consummate any acquisition by the Company or any of its subsidiaries of a business or assets, outside of the ordinary course of business, whether by merger, consolidation or other business combination; PROVIDED, HOWEVER, that only the affirmative vote of a majority of the members of the Board shall be required to approve any sale of the Company or its assets, whether by merger, consolidation or other business combination.


                                       7

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                 Section 1.6 INITIAL PUBLIC OFFERING. The parties acknowledge and agree that the provisions of this Article III may not be appropriate following the Initial Public Offering. Accordingly, JLL and Dina agree to use their reasonable best efforts to reach an agreement with respect to the appropriate composition of the Board and supermajority voting requirements following the Initial Public Offering and amend this Agreement accordingly.


                                   ARTICLE IV

                            RESTRICTIONS ON TRANSFER

                 Section IV.1 GENERAL RESTRICTIONS. Neither Dina, Mr. Rafael Gomez Flores, CIBC Argosy nor CMF nor any of their respective Permitted Transferees may Transfer any Shares prior to the fifth anniversary of the date hereof except for Transfers (a) to any of their Permitted Transferees; PROVIDED, HOWEVER, that prior to any Transfer of Shares, such Permitted Transferee shall agree in writing to take such Shares subject to, and to comply with, all of the provisions of this Agreement, a copy of which agreement shall be on file with the Secretary of the Company and shall include the address of such Permitted Transferee to which notices hereunder shall be sent, (b) pursuant to the provisions of Section 4.04 (but only with respect to Shares Transferred as a Notice Recipient (as defined herein)) or 4.05 hereof or (c) pursuant to any corporate transaction requiring the approval of the holders of a majority of the shares of Common Stock outstanding and as to which the requisite approval of the stockholders shall have been obtained. Notwithstanding the foregoing, Dina may pledge up to an aggregate of 214,500 of its Shares (i) to a trust established for the benefit of holders of new indebtedness of Dina to be issued in exchange for Dina's 8% Convertible Subordinated Debentures due August 8, 2004, or (ii) to a bank, reasonably satisfactory to JLL; PROVIDED, HOWEVER, that the trust or the bank, as the case may be, shall take the Shares subject to, and shall be bound by, the provisions of this Agreement and the Company shall have no obligation to file a registration statement with respect to such Shares, other than pursuant to Article V hereof. The foregoing restrictions of this Section 4.01 shall also apply to any transfer of the Warrant and the Warrant Shares.

                 Section 1.7 COMPLIANCE WITH SECURITIES LAWS. Each Stockholder agrees that every Transfer of its Shares shall comply with all federal, state, local and foreign securities laws applicable to such transaction. At the request of the Company, the transferring Stockholder shall deliver to the Company an opinion of counsel, which counsel and opinion shall be reasonably satisfactory to the Company, to the effect that the sale, transfer or other disposition satisfies this Section 4.02.

                 Section 1.8 TRANSFERS NOT IN COMPLIANCE. In the event of any purported or attempted Transfer of Shares by a Stockholder that does not comply


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with this Agreement, the purported transferee or successor by operation of law shall not be deemed to be a stockholder of the Company for any purpose and shall not be entitled to any of the rights of a stockholder, including, without limitation, the right to vote the Shares or to receive a certificate for the Shares or any dividends or other distributions on or with respect to the Shares.

                 Section 1.9 TAG-ALONG RIGHTS. Except as provided below, if, at any time during the term of this Agreement and subject to the provisions of
Section 4.01 hereof, any Stockholder proposes to directly or indirectly Transfer its Shares to a Person (other than Transfers to Permitted Transferees, except in the case of a transfer by JLL to Dina or any Permitted Transferee of Dina), including pursuant to a Public Offering, such Stockholder (the "Transferring Stockholder") shall provide the other Stockholders (the "Notice Recipients") and the Company with not less than thirty (30) days' prior written notice (the ASale Notice@) of such proposed Transfer, which notice shall include all of the terms and conditions of such proposed Transfer and which shall identify such purchaser; and each Notice Recipient shall have the option, exercisable by written notice to the Transferring Stockholder within fifteen (15) days after the receipt of the Sale Notice, to require the Transferring Stockholder to arrange for such purchaser or purchasers to purchase the same percentage (the "Percentage") of the Shares then owned by such Notice Recipient as the ratio of the total number of Shares which are to be Transferred by the Transferring Stockholder pursuant to the proposed Transfer to the total number of Shares owned by the Transferring Stockholder immediately prior to such Transfer, or any lesser amount of Shares as such Notice Recipient shall desire, together with the Transferring Stockholder's Shares at the same time as, and upon the same terms and conditions (including all direct or indirect consideration or compensation) at which, the Transferring Stockholder sells its Shares. If a Notice Recipient shall so elect, the Transferring Stockholder agrees that it shall either (a) arrange for the proposed purchaser or purchasers to purchase all or a portion (as such Notice Recipient shall specify) of the same Percentage of the Shares then owned by such Notice Recipient at the same time as and upon the same terms and conditions at which the Transferring Stockholder sells its Shares, and PROVIDED that if such purchaser or purchasers shall elect to purchase only such aggregate number of Shares as originally agreed with the Transferring Stockholder, then the number of Shares to be sold by the Transferring Stockholder and all Notice Recipients electing to participate in the proposed Transfer shall be reduced pro rata to such aggregate number or (b) not effect the proposed Transfer to such purchaser or purchasers. In the event that a Notice Recipient does not exercise its right to participate in such Transfer or declines to so participate, the Transferring Stockholder shall have 120 days from the date of such Sale Notice to consummate the transaction on the terms set forth therein without being required to provide an additional Sale Notice to the remaining Stockholders. Notwithstanding the foregoing, the provisions of this
Section 4.04 shall not apply to the Transfer by JLL of a maximum of 10,000 Shares to Coaches, LLC which shall occur within thirty days of the date hereof.


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                 Section 1.10 RIGHT OF FIRST OFFER.

                 (1) In the event that JLL desires to effect a sale of all of its Shares, directly or indirectly, through a sale of the Company or all or substantially all of the Company's assets (a "Company Sale"), JLL shall give notice in writing (the "Company Sale Notice") to Dina of such intention and shall provide to Dina a right of first offer to purchase all of the Shares owned by the Investors for the Investor Sale Amount (as hereinafter defined). The Company Sale Notice shall set forth the Company Value (as hereinafter defined) and the corresponding amount in cash sought by JLL for all of the Shares owned by the Investors (the "Investor Sale Amount"). The Investor Sale Amount shall be based on an enterprise valuation of the Company as a whole (the "Company Value"), as determined by JLL in its sole discretion. Upon receipt of the Company Sale Notice, Dina shall have 20 business days (the "Purchase Notice Period") within which to offer by written notice (the "Purchase Notice") to purchase such Shares for the Investor Sale Amount. On or before the later to occur of (i) 40 business days after delivery of the Purchase Notice to JLL and
(ii) the receipt of any required governmental consent or approval (the "Purchase Period"), Dina shall consummate its purchase of the Shares from the Investors by delivering to the Investors the Investor Sale Amount. In the event that Dina notifies JLL that it does not wish to purchase the Investors' Shares or fails to give the Purchase Notice in the manner set forth herein within the Purchase Notice Period, then JLL may, for a period of nine months following the end of the Purchase Notice Period or, in the event that Dina does not consummate the purchase of the Investors' Shares within the Purchase Period, for a period of nine months following the end of the Purchase Period (the "Company Sale Period"), pursue a Company Sale to any third party for consideration equal to at least 85% of the Company Value set forth in the Company Sale Notice. In the event that JLL proposes to enter into an agreement with a third party with respect to a Company Sale, all of the Stockholders shall be required to consent to such Company Sale and to take all steps necessary to consummate such transaction, including, if applicable, selling its Shares to such third party. It is expressly understood that each Stockholder will receive the same per share consideration in connection with any Company Sale. In the event that JLL fails to consummate a Company Sale within the Company Sale Period, then the Company Sale Notice shall expire and JLL may not effect a Company Sale without again complying with the terms of this Section 4.05, including giving a new notice to Dina.

                 (2) JLL represents and warrants that, as of the date hereof, it does not have any agreement with a third party to consummate a Company Sale.

                 Section 1.11 EFFECT OF NOTICES. Notwithstanding any provision hereof to the contrary, the giving to Dina of any Sale Notice shall not obligate JLL to consummate or effect any transaction referred to therein.


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                 Section 1.12 NON-COMPETE. In the event that a Company Sale is consummated, until the third anniversary of the consummation of the Company Sale, Dina shall not, directly or indirectly, (a) participate in the ownership, management, operation or control of, or be connected with or employed by, or act as a consultant for, or have any financial interest in or aid or knowingly assist any other Person in the conduct of, any business or entity which (i) engages in any aspect of the Business, (ii) is contemplating engaging in such Business or (iii) provides any services that compete with those services provided by the Company or the Company Subsidiaries, in the case of (i), (ii) and (iii), anywhere within the Territory or (b) hire any officer or other employee of the Company or any Company Subsidiary or solicit or direct anyone else to solicit any officer or other employee of the Company or any Company Subsidiary (i) to terminate his or her employment or other relationship with the Company or any Company Subsidiary; or (ii) to seek or accept employment or other affiliation with any other entity (other than any solicitation directed at the public in general in publications available to the public in general).


                                    ARTICLE V

                               REGISTRATION RIGHTS

                 Section 1.13 PIGGYBACK REGISTRATIONS.

                 (1) RIGHT TO PIGGYBACK. Following an Initial Public
Offering of the Common Stock and subject the provisions of Section 4.01, whenever the Company proposes to register any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act (other than a registration relating to the Company employee benefit plans, exchange offers by the Company or a merger or acquisition of a business or assets by the Company including, without limitation, a registration on Form S-4 or Form S-8 or any successor form) (a "Piggyback Registration"), the Company shall give all Stockholders prompt written notice thereof (but not less than ten (10) days prior to the filing by the Company with the Commission of any registration statement with respect thereto). Such notice (a "Piggyback Notice") shall specify, at a minimum, the number of securities proposed to be registered, the proposed date of filing of such registration statement with the Commission, the proposed means of distribution, the proposed managing underwriter or underwriters (if any and if known), and a good faith estimate by the Company of the proposed minimum offering price of such securities. Upon the written request of a Stockholder given within ten (10) business days of such Stockholder's receipt of the Piggyback Notice (which written request shall specify the number of Registrable Securi-


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ties intended to be disposed of by such Stockholder and the intended method of distribution thereof), the Company shall include, subject to Section 5.01(b) below, in such registration all Registrable Securities with respect to which the Company has received such written requests for inclusion.

                 (2) PRIORITY ON PIGGYBACK REGISTRATIONS. If, in connection with a Piggyback Registration, any managing underwriter (or, if such Piggyback Registration is not an underwritten offering, a nationally recognized independent investment banking firm selected by the Company (and reasonably acceptable to the holders of a majority of the Registrable Securities sought to be included in such Piggyback Registration and whose fees and expenses shall be borne solely by the Company)) advises the Company and the holders of the Registrable Securities to be included in such Piggyback Registration, that, in its opinion, the inclusion of all the securities sought to be included in such Piggyback Registration by the Company, any holders of Registrable Securities seeking to sell such securities in such Piggyback Registration ("Piggyback Sellers") and any other proposed sellers, in each case, if any, would adversely affect the marketability of the securities sought to be sold pursuant thereto, then the Company shall include in the registration statement applicable to such Piggyback Registration only such securities as the Company and the Piggyback Sellers are so advised by such underwriter can be sold without such an effect (the "Maximum Piggyback Number"), as follows and in the following order of priority:

                      (1) first, such number of securities to be sold by the Company as the Company, in its reasonable judgment and acting in good faith and in accordance with sound financial practice, shall have determined; and

                      (2) second, if the number of securities to be included under clause (i) above is less than the Maximum Piggyback Number, pro rata in proportion to the Registrable Securities sought to be registered by all the Piggyback Sellers and all other proposed sellers, which, in the aggregate, when added to the number of securities to be registered under clause (i) above, equals the Maximum Piggyback Number.

                 (3) WITHDRAWAL BY THE COMPANY. If, at any time after giving written notice of its intention to register any of its securities as set forth in this Section 5.01 and prior to the time the registration statement filed in connection with such registration is declared effective, the Company shall determine for any reason not to register such securities, the Company may, at its election, give written notice of such determination to each Stockholder and thereupon shall be relieved of its obligation to register any Registrable Securities in connection with such particular withdrawn or abandoned registration (but not from its obligation to pay the Registration Expenses (as hereinafter defined) in connection therewith as provided herein).


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


                 Section 1.14 WITHDRAWAL RIGHTS. Any Stockholder having notified or directed the Company to include any or all of its Registrable Securities in a registration statement under the Securities Act shall have the right to withdraw any such notice or direction with respect to any or all of the Registrable Securities designated for registration thereby by giving written notice to such effect to the Company prior to the effective date of such registration statement. In the event of any such withdrawal, the Company shall not include such Registrable Securities in the applicable registration and such Registrable Securities shall continue to be Registrable Securities hereunder. No such withdrawal shall affect the obligations of the Company with respect to the Registrable Securities not so withdrawn.


                 Section 1.15 HOLDBACK AGREEMENTS. Each Stockholder agrees not to effect any public sale or distribution (including sales pursuant to Rule 144 under the Securities Act) of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, during the ten (10) day period prior to the date which the Company has notified the Stockholders that it intends to commence a Public Offering through the 180-day period immediately following the effective date of any Piggyback Registration (in each case, except as part of such registration), or, in each case, if later, the date of any underwriting agreement with respect thereto; PROVIDED, HOWEVER, that the Stockholders shall not be obligated to comply with this Section 5.03 on more than one (1) occasion in any nine (9) month period.

                 Section 1.16 REGISTRATION PROCEDURES.

                 (1) Whenever the Stockholders have requested that any Registrable Securities be registered pursuant to this Agreement, the Company (subject to its right to withdraw such registration as contemplated by Section 5.01(c)) shall use its best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof and, in connection therewith, the Company shall as expeditiously as possible:

                      (1) prepare and file with the Commission a registration statement with respect to such Registrable Securities on any form for which the Company then qualifies and is available for the sale of Registrable Securities to be registered thereunder in accordance with the intended method of distribution and use its best efforts to cause such registration statement to become effective within ninety
         (90) days of the date of the Piggyback Notice;

                      (2) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a continuous period of not less than ninety (90) days (or, if earlier, until all Registrable Securities included in such registration statement have been sold thereunder in accordance with the manner of distribution set forth therein) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof as set forth in such registration statement (including, without limitation, by incorporating in a prospectus supplement or post-effective amendment, at the request of a seller of Registrable Securities, the terms of the sale of such Registrable Securities);

                      (3) promptly (A) notify each seller of Registrable Securities of each of (1) the filing and effectiveness of the registration statement and prospectus and any amendment or supplements thereto, (2) the receipt of any comments from the Commission or any state securities law authorities or any other governmental authorities with respect to any such registration statement or prospectus or any amendments or supplements thereto and (3) any oral or written stop order with respect to such registration, any suspension of the registration or qualification of the sale of such Registrable Securities in any jurisdiction or any initiation or threatening of any proceedings with respect to any of the foregoing and (B) use its best efforts to obtain the withdrawal of any order suspending the registration or qualification (or the effectiveness thereof) or suspending or preventing the use of any related prospectus in any jurisdiction with respect thereto;

                      (4) furnish to each seller of Registrable Securities, the underwriters and the sales or placement agent, if any, and counsel for each of the foregoing, a conformed copy of such registration statement and each amendment and supplement thereto (in each case, including all exhibits thereto and documents incorporated by reference therein) and such additional number of copies of such registration statement, each amendment and supplement thereto (in such case without such exhibits and documents), the prospectus (including each preliminary prospectus) included in such registration statement and prospectus supplements and all exhibits thereto and documents incorporated by reference therein and such other documents as such seller, underwriter, agent or counsel may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Seller;

                      (5) if requested by the managing underwriter or underwriters of any registration, subject to approval of counsel to the Company in its reasonable judgment, promptly incorporate in a prospectus, supplement or post-effective amendment to the registration statement such information concerning underwriters and the plan of distribution of the Registrable Securities as such managing underwriter or underwriters or such holders reasonably shall furnish to the Company in writing and request be included therein, including, without limitation, with respect to the number of Registrable Securities being sold by such holders to such underwriter or underwriters, the purchase price being paid therefor by such underwriter or underwriters and with respect to any other terms of the underwritten offering of the Registrable Securities to be sold in such offering; and make all required filings of such prospectus, supplement or post-effective amendment as soon as possible after being notified of the matters to be incorporated in such prospectus, supplement or post-effective amendment;

                      (6) use its best efforts to register or qualify such Registrable Securities under such securities or "blue sky" laws of such jurisdictions as the holders of a majority of Registrable Securities sought to be registered reasonably request and do any and all other acts and things which may be reasonably necessary or advisable to enable the holders of a majority of Registrable Securities sought to be registered to consummate the disposition in such jurisdictions of the Registrable Securities owned by such holders and keep such registration or qualification in effect for so long as the registration statement remains effective under the Securities Act; PROVIDED that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph, (B) subject itself to taxation in any such jurisdiction where it would not otherwise be subject to taxation but for this paragraph or (C) consent to the general service of process in any jurisdiction where it would not otherwise be subject to general service of process but for this paragraph;

                      (7) notify each seller of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon the discovery that, or of the happening of any event as a result of which, the registration statement covering such Registrable Securities, as then in effect, contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or any fact necessary to make the statements therein not misleading, and promptly prepare and furnish to each such seller a supplement or amendment to the prospectus contained in such registration statement so that such registration statement shall not, and such prospectus as thereafter delivered to the purchasers of such Registrable Securities shall not, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or any fact necessary to make the statements therein not misleading;

                      (8) cause all such Registrable Securities to be listed on any securities exchange or established over-the-counter market on which or through which similar securities of the Company are listed or traded and, if not so listed or traded, to be listed on the National Association of Securities Dealers automated quotation system ("Nasdaq") and if listed on Nasdaq, use its reasonable efforts to secure designation of all such Registrable Securities covered by such registration statement as a Nasdaq "national market system security" within the meaning of Rule 11Aa2-1 under the Exchange Act or, failing that, to secure Nasdaq authorization for such Registrable Securities;

                      (9) make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by any such seller or underwriter all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors, employees, attorneys and independent accountants to supply all information reasonably requested by any such sellers, underwriters, attorneys, accountants or agents in connection with such registration statement. Information which the Company determines, in good faith, to be confidential shall not be disclosed by such persons unless (A) the disclosure of such information is necessary to avoid or correct a misstatement or omission in such registration statement, or (B) the release of such information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction. Each seller of Registrable Securities agrees, on its own behalf and on behalf of all its underwriters, accountants, attorneys and agents, that the information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it as the basis for any market transactions in the securities of the Company unless and until such is made generally available to the public. Each seller of Registrable Securities further agrees, on its own behalf and on behalf of all its underwriters, accountants, attorneys and agents, that it will, upon learning that disclosure of such information is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the information deemed confidential;

                      (10) use its best efforts to comply with all applicable laws related to such registration statement and offering and sale of securities and all applicable rules and regulations of governmental authorities in connection therewith (including, without limitation, the Securities Act and the Exchange Act) and make generally available to its security holders as soon as practicable (but in any event not later than fifteen (15) months after the effectiveness of such registration statement) an earnings statement of the Company and its subsidiaries complying with Section 11(a) of the Securities Act;

                      (11) permit any Stockholder, which Stockholder, in its sole and exclusive judgment, might be deemed to be an underwriter or controlling person of the Company, to participate in the preparation of such registration statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such holder and such holder's counsel should be included;

                      (12) use reasonable best efforts to furnish to each seller of Registrable Securities a signed counterpart of (A) an opinion of counsel for the Company and (B) a "comfort" letter signed by the independent public accountants who have certified the Company's financial statements included or incorporated by reference in such registration statement, covering such matters with respect to such registration statement and, in the case of the accountants' comfort letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' comfort letters delivered to the underwriters in underwritten public offerings of securities for the account of, or on behalf of, an issuer of common stock, such opinion and comfort letters to be dated the date such opinions and comfort letters are customarily dated in such transactions, and covering in the case of such legal opinion, such other legal matters and, in the case of such comfort letter, such other financial matters, as the holders of a majority of the Registrable Securities being sold may reasonably request; and

                      (13) take all such other actions as the holders of a majority of the Registrable Securities being sold or the underwrit-ers, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities.

                 (2) UNDERWRITING. Without limiting any of the foregoing, in the event that the offering of Registrable Securities is to be made by or through an underwriter, the Company shall enter into an underwriting agreement with a managing underwriter or underwriters containing representations, warranties, indemnities and agreements customarily included (but not inconsistent with the agreements contained herein) by an issuer of common stock in underwriting agreements with respect to offerings of common stock for the account of, or on behalf of, such issuers. In connection with the sale of Registrable Securities hereunder, any seller of such Registrable Securities may, at its option, require that any and all representations and warranties by, and indemnities and agreements of, the Company to or for the benefit of such underwriter or underwriters (or which would be made to or for the benefit of such an underwriter or underwriters if such sale of Registrable Securities were pursuant to a customary underwritten offering) be made to and for the benefit of such seller and that any or all of the conditions precedent to the obligations of such underwriter or underwriters (or which would be so for the benefit of such underwriter or underwriters under a customary underwriting agreement) be conditions precedent to the obligations of such seller in connection with the disposition of its securities pursuant to the terms hereof. In connection with any offering of Registrable Securities registered pursuant to this Agreement, the Company shall
         (i) furnish to the underwriter, if any (or, if no underwriter, the sellers of such Registrable Securities), unlegended certificates representing ownership of the Registrable Securities being sold, in such denominations as requested and (ii) instruct any transfer agent and registrar of the Registrable Securities to release any stop transfer order with respect thereto.

                 (3) RETURN OF PROSPECTUSES. Each seller of Registrable Securities hereunder agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in
         Section 5.04(a)(vii), such seller shall forthwith discontinue such seller's disposition of Registrable Securities pursuant to the applicable registration statement and prospectus relating thereto until such seller's receipt of the copies of the supplemented or amended prospectus contemplated by Section 5.04(a)(vii) and, if so directed by the Company, deliver to the Company all copies, other than permanent file copies, then in such seller's possession of the prospectus current at the time of receipt of such notice relating to such Registrable Securities. In the event the Company shall give such notice, the ninety (90) day period during which such registration statement must remain effective pursuant to this Agreement shall be extended by the number of days during the period from the date of giving of a notice regarding the happening of an event of the kind described in Section 5.04(a)(vii) to the date when all such sellers shall receive such a supplemented or amended prospectus and such prospectus shall have been filed with the Commission.

                 Section 1.17 REGISTRATION EXPENSES. All expenses incident to the Company's performance of, or compliance with, its obligations under this Agreement including, without limitation, all registration and filing fees, all fees and expenses of compliance with securities and "blue sky" laws (including, without limitation, the fees and expenses of counsel for underwriters or placement or sales agents in connection therewith), all printing and copying expenses, all messenger and delivery expenses, all fees and expenses of underwriters and sales and placement agents in connection therewith, all fees and expenses of the Company's independent certified public accountants and counsel (including, without limitation, with respect to "comfort" letters and opinions) (collectively, the "Registration Expenses") shall be borne by the Company; PROVIDED, HOWEVER, that all incremental costs resulting from applicable federal and blue sky registration and filing fees, National Association of Securities Dealers filing fees, and underwriting discounts and commissions allocable to each Stockholder selling Registrable Securities shall be borne by such Stockholder. The Company shall be responsible for the fees and expenses of one legal counsel retained by the holders of a majority of the Registrable Securities included in such registration. Notwithstanding the foregoing, the Company shall not be responsible for the fees and expenses of any additional counsel, or any of the accountants, agents or experts retained by the Stockholders in connection with the sale of Registrable Securities. The Company will pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties, the expense of any annual audit and the expense of any liability insurance) (collectively, "Internal Expenses") and the expenses and fees for listing the securities to be registered on each securities exchange and included in each established over-the-counter market on which similar securities issued by the Company are then listed or traded or for listing on Nasdaq.

                 Section 1.18 INDEMNIFICATION.

                      (1) BY THE COMPANY. The Company agrees to indemnify, to the fullest extent permitted by law, each holder of Registrable Securities being sold, its officers, directors, employees and agents and each Person who controls (within the meaning of the Securities Act) such holder or such other indemnified Person against all losses, claims, damages, liabilities and expenses (collectively, the "Losses") caused by, resulting from or relating to any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or a fact necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished to the Company by or on behalf of such holder expressly for use therein or by such holder's failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such holder with a sufficient number of copies of the same. In connection with an underwritten offering and without limiting any of the Company's other obligations under this Agreement, the Company shall indemnify such underwriters, their officers, directors, employees and agents and each Person who controls (within the meaning of the Securities Act) such underwriters or such other indemnified Person to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities being sold.

                      (2) BY STOCKHOLDERS. In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder will furnish to the Company in writing information regarding such holder's ownership of Registrable Securities and its intended method of distribution thereof and, to the extent permitted by law, shall indemnify the Company, its directors, officers, employees and agents and each Person who controls (within the meaning of the Securities
Act) the Company or such other indemnified Person against all Losses caused by, resulting from or relating to any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is caused by or contained in such information so furnished in writing by or on behalf of such holder; PROVIDED, HOWEVER, that each holder's obligation to indemnify the Company hereunder shall be apportioned between each holder based upon the net amount received by each holder from the sale of Registrable Securities, as compared to the total net amount received by all of the holders of Registrable Securities sold pursuant to such registration statement, no such holder being liable to the Company in excess of such apportionment.

                      (3) NOTICE. Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; PROVIDED, HOWEVER, that the failure to give such notice shall not release the indemnifying party from its obligation, except to the extent that the indemnifying party has been materially prejudiced by such failure to provide such notice.

                      (4) DEFENSE OF ACTIONS. In any case in which any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, supervision and monitoring (unless such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to the defenses available to such indemnifying party, in which event the indemnified party shall be reimbursed by the indemnifying party for the expenses incurred in connection with retaining separate legal counsel). An indemnifying party shall not be liable for any settlement of an action or claim effected without its consent. The indemnifying party shall lose its right to defend, contest, litigate and settle a matter if it shall fail to diligently contest such matter (except to the extent settled in accordance with the next following sentence). No matter shall be settled by an indemnifying party without the consent of the indemnified party (which consent shall not be unreasonably withheld).

                      (5) SURVIVAL. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified Person and will survive the transfer of the Registrable Securities and the termination of this Agreement.

                      (6) CONTRIBUTION. If recovery is not available under the foregoing indemnification provisions for any reason or reasons other than as specified therein, any Person who would otherwise be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any Losses with respect to which such Person would be entitled to such indemnification but for such reason or reasons. In determining the amount of contribution to which the respective Persons are entitled, there shall be considered the Persons' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and other equitable considerations appropriate under the circumstances. It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, no Stockholder shall be required to make a contribution in excess of the net amount received by such holder from the sale of Registrable Securities.


                                   ARTICLE VI

                                PREEMPTIVE RIGHTS

                  Section 1.19 PREEMPTIVE RIGHTS.

                      (1) If, at any time during the term of this Agreement and prior to the consummation of the Initial Public Offering, the Company proposes to issue and sell shares of Common Stock to any Person (other than pursuant to the Stock Option Plan), each Stockholder shall have the right to purchase from the Company (at the same price per share paid by the Investors pursuant to the Investment) a number of shares of Common Stock equal to such Stockholders' Applicable Percentage of the total number of shares of Common Stock proposed to be issued and sold by the Company. Each Stockholder hereby agrees that the Company may undertake one or more issuances of Common Stock at the price of $204.918 per share, subject to the Stockholders' rights under this Section 6.01. Each Stockholder further hereby acknowledges and agrees that the payment of $204.918 per share shall be conclusive and binding as evidence of the fair market value of the Common Stock at such time. The per share price of $204.918 established by this Section 6.01(a) shall be subject to the provisions of Section 7.13 hereof.

                      (2) If the Company proposes to issue and sell shares of Common Stock, it shall give each Stockholder written notice of such issuance, describing the price and terms upon which the Company intends to issue the same, the total number of shares to be sold and the amount of Common Stock eligible to be purchased by each Stockholder pursuant to Section 6.01(a) above. Any revision of the terms of such intended issuance shall require renotification to the Stockholders and a restarting of the ten (10) business day period provided in Section 6.01(c) below.

                      (3) Upon receipt by each Stockholder of the written notice of the Company pursuant to Section 6.01(b) above, each Stockholder shall have ten (10) business days during which to exercise its right to purchase its proportionate share of Common Stock for the price and upon the terms specified in the aforesaid notice at the price set forth in Section 6.01(a) above. If any Stockholder fails to notify the Company of its exercise of the rights granted by this Section 6.01 within such ten (10) business day period, such Stockholder shall have no further rights with regard to the purchase of any shares of Common Stock at such price and upon the terms specified in the notice to such Stockholder, subject to Section 6.01(d) below.

                      (4) If the Company has not sold the shares of Common Stock included in the notice issued pursuant to Section 6.01(b) above within sixty (60) days following the expiration of the ten (10) business day period referred to above, the Company shall not thereafter issue or sell any shares of Common Stock without also offering the same to the Stockholders in the manner provided above.

                      (5) Each share of Common Stock issued and sold to a Stockholder pursuant to the rights set forth in this Section 6.01 shall be subject to this Agreement and each certificate representing such shares of Common Stock shall bear substantially the legend set forth in Section 7.01 hereof.

                                   ARTICLE VII

                                  MISCELLANEOUS

                 Section 1.20 LEGENDS. Each of the Stockholders agrees that substantially the following legend shall be placed on the certificates representing any Shares owned by them:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF ("TRANSFERRED") EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF THE STOCKHOLDERS AGREEMENT DATED AS OF JUNE 16, 1999 AND MAY NOT BE TRANSFERRED UNLESS SUCH TRANSFER COMPLIES WITH THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT. A COPY OF SUCH STOCKHOLDERS AGREEMENT IS ON FILE WITH THE SECRETARY OF MCII HOLDINGS (USA), INC. AND IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST THEREFOR. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF THE AFORESAID AGREEMENT.

From and after the date of this Agreement, any reference in any legend on any certificate representing any Shares to the Stockholders Agreement shall be deemed for all purposes to refer to this Agreement.

                 Section 1.21 SPECIFIC PERFORMANCE. Each of the Stockholders acknowledges and agrees that in the event of any breach of this Agreement, the non-breaching party or parties would be irreparably harmed and could not be made whole by monetary damages. The Stockholders hereby agree that in addition to any other remedy to which they may be entitled at law or in equity, they shall be entitled to compel specific performance of this Agreement in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction for such action.

                 Section 1.22 HEADINGS. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any provisions hereof.

                 Section 1.23 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein, and there are no restrictions, promises, representations, warranties, covenants, conditions or undertakings with respect to the subject matter hereof, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof.

                 Section 1.24 PROXY. For so long as this Agreement is in effect, if any Stockholder fails or refuses to vote that Stockholder's Shares pursuant to this Agreement, then, without further action by such Stockholder, the other Stockholder shall have an irrevocable proxy coupled with an interest to vote such Stockholder's Shares in accordance with this Agreement, and each Stockholder hereby grants to the other Stockholder such irrevocable proxy coupled with an interest.

                 Section 1.25 NOTICES. All notices and other communications hereunder shall be in writing and shall be delivered personally or by next-day courier or telecopied, with confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; PROVIDED that notices of change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecopied, or one day after delivery to a courier for next-day delivery.

                 If to the Company, to:

                 MCII Holdings (USA), Inc.
                 c/o Motor Coach Industries International, Inc.
                 10 East Golf Road
                 Des Plaines, Illinois  60016
                 Attention:  Timothy J. Nalepka, Esquire
                 Facsimile:  (847) 299-6773

                 If to JLL, to:

                 Joseph Littlejohn & Levy Fund III LP
                 450 Lexington Avenue, Suite 3350
                 New York, New York  10017
                 Attention:  Mr. Jeffrey C. Lightcap
                 Facsimile:  (212) 286-8626
                 with a copy to:

                 Skadden, Arps, Slate, Meagher & Flom LLP
                 One Rodney Square
                 Wilmington, Delaware  19801
                 Attention:  Robert B. Pincus, Esquire
                 Facsimile:  (302) 651-3001

                 If to CIBC Argosy or CMF, to:

                 c/o CIBC World Markets Corp.
                 425 Lexington Avenue
                 New York, New York  10017
                 Attention:  Mr. Jay Levine
                 Facsimile:  (212) 885-4998

                 with a copy to:

                 Cahill Gordon & Reindel
                 80 Pine Street
                 New York, New York  10005-1702
                 Attention:  Roger Meltzer, Esquire

                 Facsimile:  (212) 269-5420

                 If to Dina, to:

                 Consorcio G Grupo Dina, S.A. de C.V.
                 Tlacoquemecatl No. 41
                 Colonia Del Valle
                 03100, Mexico D.F., Mexico
                 Attention: Mr. Rafael Gomez Flores
                 Facsimile:  011-525-420-3977

                 with a copy to:

                 Winston & Strawn
                 35 West Wacker Drive
                 Chicago, Illinois  60601
                 Attention:  M. Finley Maxson, Esquire
                 Facsimile:  (312) 558-5700

                 If to Mr. Rafael Gomez Flores, to:

                 Rafael Gomez Flores
                 c/o Consorcio G Grupo Dina, S.A. de C.V.
                 Tlacoquemecatl 41
                 Colonia Del Valle
                 03100 Mexico D.F., Mexico
                 Facsimile:  011-525-420-3977

                 with a copy to:

                 Winston & Strawn
                 35 West Wacker Drive
                 Chicago, Illinois  60601
                 Attention:  M. Finley Maxson, Esquire
                 Facsimile:  (312) 558-5700

                 Section 1.26 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles and conflicts of law thereof. THE PARTIES HERETO WAIVE THEIR RIGHT TO A JURY TRIAL WITH RESPECT TO DISPUTES HEREUNDER; ALL SUCH DISPUTES SHALL BE SETTLED BY BINDING ARBITRATION PURSUANT TO THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION IN NEW YORK, NEW YORK AND THE ORDER OF SUCH ARBITRATORS SHALL BE FINAL AND BINDING ON ALL PARTIES HERETO AND MAY BE ENTERED AS A JUDGMENT IN A COURT HAVING JURISDICTION OVER THE PARTIES. Each Stockholder hereby agrees and consents to the jurisdiction of the Chancery Court of and for New Castle County, Delaware (the "Court"). Dina and Mr. Gomez Flores hereby irrevocably consent to the service of any and all process in any such suit, action or proceeding by the delivery of such process to such party at the address and in the manner provided in Section 7.06. Dina has appointed The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, as its authorized agent (the "Dina Authorized Agent") and Mr. Gomez Flores has appointed The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, as his authorized agent (the "Gomez Flores Authorized Agent"), in each case, upon which process may be served in any suit, action or proceeding based on this Agreement which may be instituted in any Court, by any Stockholder or the Company, and Dina and Mr. Gomez Flores expressly accept the jurisdiction of any such Court in respect of any such suit, action or proceeding. Such appointment shall be irrevocable. Dina represents and warrants that the Dina Authorized Agent, and Mr. Rafael Gomez Flores represents and warrants that the Gomez Flores Authorized Agent, in each case, has agreed to act as said agent, respectively, for service of process, and Dina and Mr. Gomez Flores agree to take any and all action, including the filing of any and all documents and instruments, which may be necessary to continue such appointment in full force and effect. Service of process upon the Dina Authorized Agent and written notice of such service to Dina shall be deemed, in every respect, effective service of process upon Dina and the same shall be true with respect to Mr. Gomez Flores and the Gomez Flores Authorized Agent.

                 Section 1.27 SEVERABILITY. The invalidity, illegality or unenforceability of one or more of the provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

                 Section 1.28 SUCCESSORS; ASSIGNS. The provisions of this Agreement shall be binding upon the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor the rights or obligations of any Stockholder hereunder may be assigned, except in connection with the transfer by a Stockholder of shares of Common Stock to a Permitted Transferee. Any such attempted assignment in contravention of this Agreement shall be void and of no effect.

                 Section 1.29 AMENDMENTS. This Agreement may not be amended, modified or supplemented unless such modification is in writing and signed by the Company and Stockholders owning at least 66 2/3% of the outstanding Shares as of the date hereof; PROVIDED, HOWEVER, that no such amendment shall be effective against any party that does not consent to such amendment, if such party would be materially and adversely affected thereby.

                 Section 1.30 WAIVER. Any waiver (express or implied) of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach.

                 Section 1.31 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

                 Section 1.32 RECAPITALIZATION. In the event that any capital stock or other securities are issued with respect to, in exchange for or in substitution of any shares of Common Stock (other than upon the conversion thereof) by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to stockholders or combination of the shares of Common Stock (other than upon the conversion thereof) or any other change in the Company's capital structure, appropriate adjustments shall be made to the terms hereof if necessary to fairly and equitably preserve the original rights and obligations of the parties hereto under this Agreement.

                 Section 1.33 CERTAIN TRANSFERS. The parties acknowledge and agree that JLL intends to Transfer up to a maximum of 10,000 Shares (the "JLL Transferred Shares") to Coaches, LLC within thirty days of the date hereof. The parties agree that, following such Transfer, the provisions of Sections 4.04, 4.05, 4.06, Article V and Section 6.01 shall apply to the JLL Transferred Shares and the holders thereof as if such Shares continued to be owned by JLL.

                 Section 1.34 TERMINATION. Unless earlier terminated, this Agreement shall terminate on the seventh anniversary of the date hereof; PROVIDED, HOWEVER, that the provisions of Article V shall survive any such termination.

                            [SIGNATURE PAGES FOLLOW]

                 IN WITNESS WHEREOF, the undersigned hereby agree to be bound by the terms and provisions of this Stockholders Agreement as of the date first above written.

                              MCII HOLDINGS (USA), INC.

                              By:
                                       -----------------------------------
                                       Name:
                                             -----------------------------
                                       Title:
                                             -----------------------------


                              JOSEPH LITTLEJOHN & LEVY FUND III, L.P.

                              By:      JLL ASSOCIATES III, LLC,
                                       -----------------------------------
                                       its General Partner

                              By:
                                       -----------------------------------
                                       Managing Member


                              CIBC WG ARGOSY MERCHANT FUND 2, L.L.C.

                              By:
                                       -----------------------------------
                                       Jay Levine, authorized signatory


                              CO-INVESTMENT MERCHANT FUND 3, LLC

                              By:
                                       -----------------------------------
                                       Jay Levine, authorized signatory


                              CONSORCIO G GRUPO DINA, S.A. de C.V.


                              By:
                                       -----------------------------------
                                       Name:
                                             -----------------------------
                                       Title:
                                             -----------------------------

                                       ----------------------------------
                                       RAFAEL GOMEZ FLORES

                                                                       ANNEX I



                                                           SHARES OF
                     NAME OF                             COMMON STOCK
                   STOCKHOLDER                             OWNED (#)
                   -----------                           ------------
     Joseph Littlejohn & Levy Fund III, L.P.              522,855.4

     Consorcio G Grupo Dina, S.A. de C.V.                 390,000

     CIBC WG ArgosyMerchant Fund 2, L.L.C.                 78,430.14(1)

     Co-InvestmentMerchant Fund 3, LLC                      8,714.46(1)

     Rafael Gomez Flores                                          --(2)


--------
(1)      Includes shares of Nonvoting Common Stock.

(2) Mr. Gomez Flores has been granted option to purchase an aggregate of 214,285 shares of Common Stock pursuant to the Stock Option Plan.